                                                                     EXHIBIT 8.1

                         Tax Opinion of Alston & Bird LLP

                                February 5, 2002

Mohawk Industries, Inc.
160 S. Industrial Boulevard
Calhoun, Georgia 30703

         Re:      Proposed Merger Involving Mohawk Industries, Inc. and
                  -----------------------------------------------------
                  Dal-Tile International Inc.
                  ---------------------------

Ladies and Gentlemen:


     We have served as counsel to Mohawk Industries, Inc., a corporation organized under the laws of the State of Delaware ("Mohawk"), in connection with the reorganization involving Mohawk, Dal-Tile International Inc., a corporation organized under the laws of the State of Delaware ("Dal-Tile") and Maverick Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Mohawk ("Sub"), pursuant to the Agreement and Plan of Merger by and among Mohawk, Dal-Tile and Sub, dated as of November 19, 2001 and amended as of January 16, 2002 (the "Agreement"), which sets forth the terms and conditions of the acquisition of Dal-Tile by Mohawk pursuant to the merger of Dal-Tile with and into Sub, with Sub surviving (the "Merger"). In our capacity as counsel to Mohawk, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.


         Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of Dal-Tile common stock issued and outstanding at the Effective Time shall be converted into cash and a number of shares of Mohawk common stock as computed using exchange ratios calculated as set forth in the Agreement. As a result of the Merger, stockholders of Dal-Tile shall become stockholders of Mohawk and Sub shall continue to conduct the business and operations of Dal-Tile as a wholly owned subsidiary of Mohawk. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement on Form S-4 filed by Mohawk with the Securities and Exchange Commission under the Securities Act of 1933, on December 7, 2001 as amended on January 17, 2002 and February 5, 2002, and the related Joint Proxy Statement/ Prospectus (the "Registration Statement"). In addition, we have assumed that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

         In rendering the opinions expressed herein, we have relied, with the consent of Mohawk and Dal-Tile, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Mohawk and Dal-Tile to us, attached hereto, (together, the "Certificates"), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time.

         Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion that, under presently applicable federal income tax law:

         (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and each of Mohawk, Dal-Tile and Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized by Mohawk, Dal-Tile or Sub as a result of the Merger.

         (3) No gain or loss will be recognized by Dal-Tile stockholders upon their exchange of shares of Dal-Tile common stock for the Merger Consideration, except to the extent that such stockholders receive cash for their shares of Dal-Tile common stock.

         (4) The aggregate tax basis of the Mohawk common stock received by a stockholder of Dal-Tile will be the same as the aggregate tax basis of the Dal-Tile common stock surrendered in exchange therefor pursuant to the Merger, decreased by the total amount of cash received (other than cash received in lieu of a fractional share of Mohawk common stock) and increased by the amount of gain recognized.

         (5) The holding period of the Mohawk common stock received by a Dal-Tile stockholder in the Merger will include the holding period of the Dal-Tile common stock surrendered in exchange therefor.

         (6) The payment of cash to holders of Dal-Tile common stock in lieu of fractional share interests of Mohawk common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Mohawk. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares of Mohawk common stock redeemed, as provided in Section 302(a) of the Code.

         In addition to the above opinions, you have asked us to comment on the nature of any gain recognized as the result of the receipt of cash by Dal-Tile stockholders as a part of the Merger Consideration. Each Dal-Tile stockholder will recognize gain, but not loss, upon the receipt of cash in exchange for Dal-Tile common stock pursuant to the Merger. The amount of gain recognized by a stockholder will be equal to the lesser of (i) the excess of the amount of cash and the fair market value of the Mohawk common stock received in the Merger over the basis of the Dal-Tile common stock surrendered in exchange therefor and (ii) the amount of cash (other than cash received in lieu of a fractional share of Mohawk common stock) received in the Merger. This gain should be treated as capital gain provided the requirements of Code Section 302 of the Code are satisfied. If those requirements are not satisfied, the gain recognized could be treated as dividend income. In order to determine whether those requirements are satisfied, a stockholder will be treated as receiving solely Mohawk common stock in the Merger (instead of the cash and shares of Mohawk common stock actually received) and then receiving cash from Mohawk in a hypothetical redemption of the additional shares of Mohawk common stock a Dal-Tile stockholder would be treated as having received. Generally, the hypothetical redemption will satisfy the requirements of Code Section 302 if it is "not essentially equivalent to a dividend." Whether such hypothetical redemption of the Mohawk common stock is "not essentially equivalent to a dividend" will depend on the individual facts and circumstances of each Dal-Tile stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Mohawk. Generally, in the case of a Dal-Tile stockholder whose stock interest in Mohawk (relative to the total number of shares of Mohawk stock outstanding, and counting both shares owned directly and those owned by certain related persons or entities) is minimal, and who exercises no control or management power over the affairs of Mohawk, any actual reduction in proportionate interest will be treated as "meaningful." However, in order to determine with certainty whether each Dal-Tile stockholder will have a capital gain or dividend income, the facts and circumstances surrounding each stockholder's exchange must be considered.

         Our opinions are premised on the assumption that, taking into account shares of Dal-Tile common stock exchanged for cash or other property in the Merger, holders of the outstanding shares of Dal-Tile common stock immediately prior to the Effective Time will receive in the Merger an amount of Mohawk common stock with a value as of the Effective Time equal to at least forty percent (40%) of the total value of all shares of Dal-Tile common stock outstanding immediately prior to the Effective Time. Our opinions may not be relied upon if this assumption should prove to be inaccurate in any way.


         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The opinions expressed herein are limited to U.S. persons and do not address state, local, or foreign tax consequences of the merger. The opinions do not apply to Dal-Tile stockholders who hold their stock other than as a capital asset, who hold their stock through a partnership or other pass-through entity, who hold their stock in a hedging transaction or as part of a straddle or conversion transaction or who are foreign persons, tax-exempt organizations, insurance companies, financial institutions, or dealers in stocks and securities, who received their shares upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation, or to holders of options to acquire Dal-Tile stock.


         In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreements, the Registration Statement or any of the factual statements or factual representations set out in the Certificates is, or becomes as of the Effective Time, inaccurate in any material respect.

         Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law. These opinions are provided by Alston & Bird LLP solely for the benefit and use of Mohawk. No other party or person is entitled to rely on the opinions.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission.

                                    Very truly yours,

                                    ALSTON & BIRD LLP

                                    By: /s/ Saba Ashraf
                                        ---------------------
                                        Saba Ashraf, Partner

                         CERTIFICATE OF REPRESENTATIONS
                         ------------------------------
                                       OF
                                       --
                           DAL-TILE INTERNATIONAL INC.
                           ---------------------------


         Reference is hereby made to that certain Agreement and Plan of Merger (the "Agreement") made and entered into as of November 19, 2001 as amended on January 16, 2002, by and among Mohawk Industries, Inc., a Delaware corporation ("Buyer"), Maverick Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer ("Sub") and Dal-Tile International Inc., a Delaware corporation ("Target"), which sets forth the terms and conditions of the merger of Target with and into Sub, with Sub surviving (the "Merger"). All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").


         Target submits this certificate to be relied upon by Alston & Bird LLP and Vinson & Elkins L.L.P. in connection with the rendering of opinions with respect to certain of the federal income tax consequences of the Merger. Target hereby certifies that each of the following facts and representations are true, correct, and complete on the date hereof and will be true, correct and complete on the date the Merger is consummated (the "Effective Time"), unless and until Target notifies Alston & Bird LLP and Vinson & Elkins L.L.P. to the contrary in writing prior thereto. Target acknowledges that the tax opinion of Alston & Bird LLP and Vinson & Elkins L.L.P. may not be relied upon if any of the facts or representations contained in this certificate are inaccurate or incomplete.

         (1) The fair market value of the Buyer Common Stock and any other consideration received by each shareholder of Target in the Merger will be approximately equal to the fair market value of the Target Common Stock surrendered in exchange therefor.

         (2) Taking into account shares of Target Common Stock exchanged for cash or other property (including cash received in lieu of fractional share interests) in the Merger, holders of the outstanding shares of Target Common Stock immediately prior to the Effective Time will receive in the Merger an amount of Buyer Common Stock with a value as of the Effective Time equal to at least forty percent (40%) of the total value of all shares of Target Common Stock outstanding immediately prior to the Effective Time.

         (3) In the Merger, Target will transfer to Sub assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, amounts paid by Target to shareholders who receive cash or other property in the Merger, Target assets used to pay its reorganization expenses, and all redemptions of stock and distributions with respect to stock (except for periodic dividends consistent with Target's historic dividend practice) made by Target immediately preceding the Merger, or otherwise in connection with the Merger, will be included as assets of Target immediately prior to the Merger. In addition, assets disposed of by Target in contemplation of the Merger will be considered assets held by Target immediately prior to the Merger.

         (4) Neither Target nor any Target Related Party has redeemed or acquired any Target Common Stock during the three (3) year period prior to the Merger. For purposes hereof, Target Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by Target.

         (5) During the three (3) year period prior to the Merger, neither Target nor any Target Related Party has made any distribution with respect to the outstanding Target Common Stock other than periodic dividends consistent with Target's historic dividend practice.

         (6) The liabilities of Target assumed by Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

         (7) Target and its shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

         (8) There is no intercorporate indebtedness existing between Target and Sub or between Target and Buyer that was issued, acquired, or will be settled at a discount.

         (9) Target is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) The fair market value of the assets of Target to be transferred to Sub will equal or exceed the sum of the liabilities assumed by Sub or by Buyer, plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) Target has made no transfer of any of its assets in contemplation of the Merger or during the period beginning with the commencement of the negotiations (whether formal or informal) with Buyer regarding the Merger and ending at the Effective Time of the Merger, other than in the ordinary course of business.

         (12) None of the compensation received, or to be received, by any shareholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target Common Stock; none of the shares of Target Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Target will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) Target is not an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

         (14) Neither Target nor any of its subsidiaries has been a party to a distribution of stock qualifying for tax-free treatment (i) in the two years prior to the Effective Date, or (ii) in a distribution which is part of the plan (or series of related transactions) in conjunction with the Merger.

         (15) The Agreement represents the entire understanding of Target, Buyer and Sub with respect to the Merger.

         IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 1st day of February, 2002.

                                            DAL-TILE INTERNATIONAL INC.

                                            By:   /s/ W. Christopher  Wellborn
                                                --------------------------------
                                            Name: W. Christopher Wellborn
                                            Title:

                         CERTIFICATE OF REPRESENTATIONS
                         ------------------------------
                                       OF
                                       --
                             MOHAWK INDUSTRIES, INC.
                             -----------------------


         Reference is hereby made to that certain Agreement and Plan of Merger (the "Agreement") made and entered into as of November 19, 2001 as amended on January 16, 2002, by and among Mohawk Industries, Inc., a Delaware corporation ("Buyer"), Maverick Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Buyer ("Sub") and Dal-Tile International Inc., a Delaware corporation ("Target"), which sets forth the terms and conditions of the merger of Target with and into Sub, with Sub surviving (the "Merger"). All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").


         Buyer submits this certificate to be relied upon by Alston & Bird LLP and Vinson & Elkins L.L.P. in connection with the rendering of opinions with respect to certain of the federal income tax consequences of the Merger. Buyer hereby certifies that each of the following facts and representations are true, correct, and complete on the date hereof and will be true, correct and complete on the date the Merger is consummated (the "Effective Time"), unless and until Buyer notifies Alston & Bird LLP and Vinson & Elkins L.L.P. to the contrary in writing prior thereto. Buyer acknowledges that the tax opinion of Alston & Bird LLP and Vinson & Elkins L.L.P. may not be relied upon if any of the facts or representations contained in this certificate is inaccurate or incomplete.

         (1) The fair market value of the Buyer Common Stock and any other consideration received by each shareholder of Target in the Merger will be approximately equal to the fair market value of the Target Common Stock surrendered in exchange therefor.

         (2) Taking into account shares of Target Common Stock exchanged for cash or other property in the Merger (including cash paid in lieu of fractional share interests), holders of the outstanding shares of Target Common Stock immediately prior to the Effective Time will receive in the Merger, in the aggregate, an amount of Buyer Common Stock with a value as of the Effective Time equal to at least forty percent (40%) of the total value of all shares of Target Common Stock outstanding immediately prior to the Effective Time.

         (3) Prior to and immediately after the Merger, Buyer will be in Control of Sub. For purposes of this certificate "Control" means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each non-voting class of stock.

         (4) In the Merger, Sub will acquire assets of Target representing, to Buyer's knowledge, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, any amounts paid by Target to shareholders who receive cash or other property in the Merger, Target assets used to pay its reorganization expenses, and all redemptions and distributions (except for periodic distributions consistent with Target's historic dividend practice) made by Target immediately preceding the Merger or otherwise in connection with the Merger, will be included as assets of Target held immediately prior the Merger. In addition, assets disposed of by Target in contemplation of the Merger will be considered assets held by Target immediately prior to the Merger.

         (5) Other than fractional share interests which Buyer may redeem for cash, none of (i) Buyer, (ii) any member of Buyer's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (including but not limited to Sub) (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Buyer, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (ii), (iii) or (iv) of this paragraph ("Buyer Related Party"), has the intent to, at the time of the Merger, or shall, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly, actually or constructively) any shares of Buyer Common Stock issued in connection with the Merger, except for repurchases pursuant to a stock repurchase program that meets the following requirements:

         (a) the number of shares that may be repurchased pursuant to the stock repurchase program does not exceed the total number of shares of Buyer Common Stock that were issued and outstanding immediately prior to the Merger;
         (b) the repurchases are made following the Merger and are made on the open market through a broker for the then prevailing market price;
         (c) the stock repurchase program is not a matter that was or will be negotiated with Target or the shareholders of Target;
         (d) there is not and will not be any understanding between the shareholders of Target and Buyer that the ownership by the shareholders of Target of the Buyer Common Stock received pursuant to the Merger would be transitory;
         (e) because of the mechanics of an open market purchase, Buyer will not know the identity of any seller of Buyer Common Stock pursuant to the stock repurchase program, nor will any former Target shareholder who sells Buyer Common Stock know whether or not Buyer is the buyer; and
         (f) without regard to the stock repurchase program, a market exists for the Buyer Common Stock that will be issued pursuant to the Merger.

For purposes hereof, an entity described in (ii), (iii), or (iv) shall be referred to as a Buyer Related Party. An entity will be treated as a Buyer Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than Target or any Target Related Party, as defined below) will be treated as a Buyer Related Party if the requisite relationship is created in connection with the Merger. A Target Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value all classes of stock is owned directly or indirectly by Target.

         (6) In connection with the Merger, none of the Target Common Stock has been or will be acquired by Buyer or a Buyer Related Party for consideration other than Buyer Common Stock, except for (a) cash received pursuant to Section 3.1(b) of the Agreement, (b) cash received in lieu of fractional shares of Buyer Common Stock, and (c) cash paid to dissenting Target shareholders pursuant to
Section 262 of the General Corporation Law of the State of Delaware.

         (7) Buyer does not have any plan or intention to liquidate Sub; to merge Sub with and into another corporation; to sell or otherwise dispose of the stock of Sub, except for transfers of stock to other corporations in Buyer's Qualified Group. Further, Buyer does not have any plan or intention to cause Sub to sell or otherwise dispose of any of the assets of Target acquired in the Merger, except for dispositions Mohawk Industries, Inc. made in the ordinary course of business or transfers made to corporations in Buyer's Qualified Group. For purposes hereof, Buyer's Qualified Group means one or more chains of corporations connected through stock ownership with Buyer where Buyer Controls at least one of the corporations and Control of each of the corporations is owned by one of the other corporations.

         (8) Following the Merger, Sub or corporations that are members of Buyer's Qualified Group will continue the historic business of Target or use a significant portion of Target's historic assets in a business.

         (9) Following the Merger, Sub will not issue additional shares of its stock that would result in Buyer losing Control of Sub.

         (10) Buyer and Sub will pay their respective expenses, if any, incurred in connection with the Merger.

         (11) No stock of Sub will be issued in the Merger.

         (12) There is no intercorporate indebtedness existing between Buyer and Target or between Sub and Target that was issued, acquired, or will be settled at a discount.

         (13) None of the compensation received by any shareholder-employees of Target will be separate consideration for, or allocable to, any of their shares of Target Common Stock; none of the shares of Buyer Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Target who continue as employees of Buyer or Sub following the Merger will be for services actually rendered and will not exceed amounts paid to third parties bargaining at arm's length for similar services.

         (14) Neither Buyer nor Sub is an investment company. For purposes hereof, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. In determining total assets, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company.

         (15) Neither Buyer nor any Buyer Related Party has at any time owned (directly or indirectly) any Target Common Stock during the five (5) year period ending at the Effective Time.

         (16) The payment of cash to shareholders of Target in lieu of fractional shares of Buyer Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares, and the total cash consideration that will be paid to the Target shareholders in lieu of fractional shares of Buyer Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger.

         (17) Neither Buyer nor Sub (nor any other subsidiary of Buyer) has been a party to a distribution of stock qualifying for tax-free treatment (i) in the two years prior to the Effective Date, or (ii) in a distribution which is part of a plan (or series of related transactions) in conjunction with the Merger.

         (18) The Agreement represents the entire understanding of Target, Buyer and Sub with respect to the Merger.

         IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 1st day of February, 2002.

                                            MOHAWK INDUSTRIES, INC.



                                            By:  /s/ Frank H. Boykin
                                               --------------------------------
                                            Name: Frank H. Boykin
                                            Title: Vice President & Corporate
                                                   Controller